Exhibit 99.1

Tel-Instrument Electronics Corp. Announces 43% Increase in Fourth Quarter Revenue to $6.44 Million

East Rutherford, NJ – April 2, 2015 – Tel-Instrument Electronics Corp (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK) today reported unaudited revenues of $6.44 million for the fiscal fourth quarter ending March 31, 2015. This represents record revenues for Tel and is a 43% increase from the year ago period. Unaudited annual revenues increased to $18.2 million, a 15% increase from year ago levels.

Jeff O’Hara, Tel’s President and CEO, stated, “This continues the steady momentum we have achieved during this fiscal year with revenues increasing sequentially each quarter. This substantial revenue increase is expected to result in solid bottom line profitability for the quarter. The Company will provide revenue guidance on the first fiscal quarter in the early May timeframe when more information on the timing of the U.S. Army TS-4530A SET production release is expected to be available.”

Tel expects to announce its full fiscal year results by June 30, 2015.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com